Filed Pursuant to Rule 424(b)(7)
Registration No. 333-189979

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 8, 2013)

2,537,096 Shares

Annie’s, Inc.

Common Stock

This prospectus supplement provides for the resale of 2,537,096 shares of common stock of Annie’s, Inc. by Solera Partners, L.P. and SCI Partners, L.P. (collectively, the “selling stockholders”).

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “BNNY.” On November 12, 2013, the last reported sale price of our common stock on the NYSE was $49.41 per share.

The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price equal to $47.95 per share, for aggregate proceeds of approximately $121.7 million, subject to the terms and conditions in the underwriting agreement among the underwriter, the selling stockholders and us.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to prevailing market prices on the NYSE, in the over-the-counter market, through negotiated transactions or at negotiated prices. See “Underwriting.”

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are incorporated by reference herein, as well as in any other subsequently filed quarterly or current reports.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank

The date of this prospectus supplement is November 12, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

About this prospectus supplement

This prospectus supplement is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling stockholders may offer and sell, from time to time, an aggregate of up to 2,537,096 shares of Annie’s, Inc. common stock under the prospectus that accompanies this prospectus supplement. This prospectus supplement contains specific information about the terms on which they are offering and selling Annie’s, Inc. common stock. It may also add, update or change information contained in the accompanying prospectus.

You should carefully read this prospectus supplement and the accompanying prospectus, as well as any post-effective amendments to the registration statement, and all documents incorporated by reference herein or therein, together with the additional information described below under the heading “Where You Can Find More Information” before you make any investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein or therein or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, nor the selling stockholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, nor are they soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein or therein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein or therein, the terms “Annie’s,” “we,” “us,” “our” and “the Company” refer to Annie’s, Inc. and our consolidated subsidiaries, and all references to a “fiscal year” refer to a year beginning on April 1 of the previous year and ending on March 31 of such year (for example, “fiscal 2014” refers to the year from April 1, 2013 to March 31, 2014).

S-i

Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before deciding to invest in our common stock. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein carefully, including the information under the caption “Special Note Regarding Forward-Looking Statements” and especially the risks of investing in our common stock discussed in the incorporated documents, before making an investment decision.

OUR COMPANY

Annie’s, Inc. is a natural and organic food company with a widely recognized brand, offering consumers great-tasting products in large packaged food categories. We sell premium products made from high-quality ingredients at affordable prices. Our products appeal to health-conscious consumers who seek to avoid artificial flavors, synthetic colors and preservatives that are used in many conventional packaged foods. We have the #1 natural and organic market position in four product lines: macaroni and cheese, snack crackers, fruit snacks and graham crackers.

Our loyal and growing consumer following has enabled us to migrate from our natural and organic roots to a brand sold across the mainstream grocery, mass merchandiser and natural retailer channels. Today, we offer over 135 products and are present in over 26,500 retail locations in the United States and Canada. Over the past three years, we have significantly increased both the number of retail locations where our products can be found and the number of our products found in individual stores. We expect that increasing penetration of the mainstream grocery and mass merchandiser channels, combined with greater brand awareness, new product introductions, line extensions and favorable consumer trends, will continue to fuel sales growth in all channels.

Innovation, including new product development, is a key component of our growth strategy. We invest significant resources to understand our consumers and develop products that address their desire for natural and organic alternatives to conventional packaged foods. We have a demonstrated track record of extending our product offerings into large food categories, such as fruit snacks and snack mix, and introducing products in existing categories with new sizes, flavors and ingredients. In order to quickly and economically introduce our new products to market, we partner with contract manufacturers that make our products according to our formulas or other specifications.

Our brand and premium products appeal to our consumers, who tend to be better-educated and more health-conscious than the average consumer. In addition, we believe that many of our consumers spend more on food and buy higher margin items than the average consumer. We believe that our products attract new consumers to the categories in which we compete, and that our products are profitable and attractive to retailers. As a result, we believe we can continue to expand in the mainstream grocery and mass merchandiser channels, while continuing to innovate and grow our sales in the natural retailer channel.

We are mission-driven and committed to operating in a socially responsible and environmentally sustainable manner, with an open and honest corporate culture. Our corporate culture embodies these values and, as a result, we enjoy a highly motivated and skilled work force that is committed to our business and our mission. Our colorful, informative and whimsical packaging featuring our iconic mascot, Bernie, the “Rabbit of Approval,” conveys these values. We believe our consumers connect with us because they love our products and relate to our values, resulting in loyal and trusting relationships.

RECENT DEVELOPMENTS

On November 5, 2013, we entered into an Agreement of Purchase and Sale (the “Agreement”) with Safeway Inc., a Delaware corporation (“Safeway”), and Safeway Australia Holdings, Inc., a Delaware corporation (“Safeway AUS” and, together with Safeway, the “Selling Parties”). Pursuant to the Agreement, we will acquire Safeway’s cookie and cracker manufacturing plant in Joplin, Missouri (the “Joplin Plant”) and related inventory and supplies (the “Joplin Acquisition”). The Joplin Plant has been the primary manufacturing facility for our cookie and cracker products for more than ten years. The aggregate purchase price for the Joplin Acquisition consists of $6.0 million of cash, plus the value of inventory and supplies at closing (calculated based on the Selling Parties’ costs and currently estimated at approximately $4.0 million). Effective at the closing of the Joplin Acquisition, we are also required to extend offers of employment (subject to customary pre-employment conditions) to 95% of Safeway’s active employees at the Joplin Plant. The Agreement contains limited representations, warranties, covenants and indemnities by the Selling Parties. The Joplin Acquisition is subject to (i) the receipt of necessary permits; (ii) acceptance by key employees of Safeway of employment by us; (iii) Safeway’s satisfaction that it has fulfilled any collective bargaining obligations that it is required to undertake with the labor organization presently representing employees at the plant; and (iv) satisfaction of other customary closing conditions. The Joplin Acquisition is expected to close in the first quarter of fiscal 2015.

At closing of the Joplin Acquisition, we will enter into a contract manufacturing agreement with Lucerne Foods, Inc. (“Lucerne”), an indirect, wholly owned subsidiary of Safeway, pursuant to which we will produce and supply certain products to Lucerne for an initial term of three years. In addition, Safeway has agreed to provide us with transition services for up to one year after closing.

From time to time and in the ordinary course of business, we sell our products to Safeway. Except for the foregoing arms-length relationships, neither the Company nor any of its affiliates has any material relationships with Safeway, Safeway AUS or Lucerne, or any of their respective directors, officers or affiliates.

On November 5, 2013, we entered into an Amendment No. 2 to Second Amended and Restated Loan Agreement (the “Amendment”) by and between Bank of America, N.A. (the “Bank”) and Annie’s, Inc., Annie’s Enterprises, Inc., Annie’s Homegrown, Inc. and Napa Valley Kitchens, Inc. The Amendment amends our Second Amended and Restated Loan Agreement dated as of December 21, 2011, as amended by that certain Amendment No. 1 to Second Amended and Restated Loan Agreement dated as of March 7, 2013 (together with any previous amendments, the “Loan Agreement”) in order to, among other things, (1) provide for the issuance of letters of credit under the Loan Agreement, (2) obtain the Bank’s consent to various transactions contemplated by or relating to the Agreement of Purchase and Sale dated November 5, 2013; and (3) amend covenants relating to other debt and permitted liens on our assets as well as certain representations and warranties.

OUR CORPORATE INFORMATION

Annie’s, Inc. is a Delaware corporation and our principal executive offices are located at 1610 Fifth Street, Berkeley, CA 94710. Our telephone number is (510) 558-7500. Our website address is www.annies.com. Information contained on our website does not constitute part of this prospectus supplement.

The offering

The following summary contains basic information about this offering and our common stock. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock” and our second amended and restated certificate of incorporation and second amended and restated bylaws, copies of which have been filed with the SEC and are available upon request. See the section entitled “Where You Can Find More Information.”

Common Stock Offered by the Selling Stockholders	2,537,096 shares

Use of Proceeds	The selling stockholders will receive all the proceeds from the sale of shares in this offering. We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds.”

Dividend Policy	We expect to retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Risk Factors	Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are incorporated by reference herein.

Symbol for Trading on the New York Stock Exchange	BNNY

As of September 30, 2013, 16,909,546 shares of our common stock are outstanding, excluding:

➢

1,107,990 shares of our common stock issuable upon the exercise of options outstanding under our Amended and Restated 2004 Stock Option Plan, our Omnibus Incentive Plan and certain non-plan options, with a weighted average exercise price of $13.24 per share;

➢	380,777 shares of our common stock available for future awards under our Omnibus Incentive Plan;

➢	31,756 shares of our common stock issuable pursuant to outstanding restricted stock units under our Omnibus Incentive Plan; and

➢

73,333 shares of our common stock (subject to adjustment from 36,672 shares to 110,005 shares based on achievement of specified percentage of targeted cumulative compounded earnings per share growth rate of the Company) issuable pursuant to outstanding performance share units under our Omnibus Incentive Plan.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of outstanding options since September 30, 2013.

Risk factors

Investment in any securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as well as any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K we file after the date of this prospectus supplement, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Special Note Regarding Forward-Looking Statements.” Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a loss of all or part of your investment in the offered securities.

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein may include forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements may be identified by words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are based on management’s expectations as of the date such statements were made and are subject to uncertainty and changes in circumstances and are subject to significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, national, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC, including risks relating to relating to competition; new product introductions; our growth strategy; our brand; reputation; product liability claims; recalls and related insurance proceeds; economic disruptions; changes in consumer preferences; ingredient and packaging costs and availability; reliance on a limited number of distributors, retailers, contract manufacturers and third-party suppliers and on an outside warehouse facility; efficiency projects; intellectual property and related disputes; regulatory compliance; transportation; supply-chain; inventory levels; seasonality; and our planned acquisition of the Joplin plant. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

You should keep in mind that any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by federal securities laws.

Use of proceeds

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus supplement or the accompanying prospectus. The proceeds from the sale of the shares offered pursuant to this prospectus supplement will be received by the selling stockholders.

Price range of our common stock

Our common stock has been listed on the NYSE under the symbol BNNY since March 28, 2012. Prior to that date, there was no established public trading market for our common stock. The following table sets forth the range of high and low sales prices on the NYSE of our common stock for the periods indicated, as reported by the NYSE. Such quotations represent inter dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

Fiscal 2012	High	Low
Fourth quarter (March 28-31, 2012)	$40.00	$31.00

Fiscal 2013	High	Low
First quarter	$45.00	$32.66
Second quarter	48.87	35.50
Third quarter	47.03	32.06
Fourth quarter	43.10	33.05

Fiscal 2014	High	Low
First quarter	$43.51	$36.26
Second quarter	51.46	40.50
Third quarter (through November 12, 2013)	52.38	46.27

On November 12, 2013, the closing price per share of our common stock on the NYSE was $49.41. As of November 11, 2013, there were 14 stockholders of record. A substantially greater number of stockholders are beneficial holders of our common stock in “street name” through banks, brokers and other financial institutions that are the record holders.

Dividend policy

During fiscal 2012, we paid cash dividends on our capital stock of $1,518,809 ($0.097 per share) in August 2011, $2,279,518 ($0.145 per share) in November 2011 and $9,751,271 ($0.621 per share) in December 2011. We did not pay dividends in fiscal 2013. During fiscal 2014, we have not paid any cash dividends to date.

Although we have paid cash dividends on our capital stock from time to time in the past while we were a privately held company, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, including covenants under our revolving credit facility and other indebtedness we may incur.

Selling stockholders

The following table sets forth, as of the date of November 12, 2013, the number of shares that the selling stockholders are offering pursuant to this prospectus supplement. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the shares of our common stock from time to time by the selling stockholders, and this prospectus supplement forms a part of that registration statement.

Percentage ownership before this offering is based on 16,909,546 shares of our common stock outstanding as of September 30, 2013.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders do not acquire any additional shares during this offering, the selling stockholders will not own any shares following this offering.

	Shares Owned Prior to this Offering(1)		Shares to be Sold in this Offering	Shares Owned Following this Offering
Selling Stockholder	Number	Percent	Number	Number	Percent
Solera Funds(2)	2,537,096	15.0%	2,537,096	—	—

(1)	Based on information provided to us by the selling stockholders.
(2)	Represents shares owned by Solera Partners, L.P. and SCI Partners, L.P. (the “Solera Funds”). Solera Partners, L.P. is controlled by its general partner, Solera Capital GP, L.P., which is controlled by its general partner, Solera GP, LLC. Ms. Molly Ashby is the sole managing member of Solera GP, LLC. In addition, investment and disposition decisions for Solera Partners, L.P. are generally made by a majority vote of the investment committee of Solera Capital GP, L.P., which majority vote must include Ms. Ashby. The investment committee is comprised of three members, including Ms. Ashby. SCI Partners, L.P. is controlled by its general partner, Solera GP II, LLC. Ms. Ashby is the sole managing member of Solera GP II, LLC. Ms. Ashby expressly disclaims beneficial ownership of such shares as to which she does not have a pecuniary interest. The address of each of the Solera Funds is c/o Solera Capital, LLC, 625 Madison Avenue, New York, New York 10022.

Material U.S. federal income and estate tax considerations for non-U.S. holders of common stock

The following discussion is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “Non-U.S. Holder.” You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of shares of our common stock other than:

➢	an individual who is a citizen or resident of the United States;

➢	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

➢	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

➢

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

➢	a trust that has a valid election in place pursuant to the applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, bank, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except, to a limited extent below, U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service, or the IRS, and all other applicable authorities (we refer to all such sources of law in this prospectus supplement as Tax Authorities). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) beneficially owns our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our common stock, you should consult your own tax advisor.

WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DISTRIBUTIONS

Although we do not anticipate that we will pay any dividends on our common stock in the foreseeable future, to the extent dividends are paid to Non-U.S. Holders, such dividends will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly provide the payor or the relevant withholding agent with an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty. Special certification and other requirements may apply if you hold shares of our common stock through certain foreign intermediaries. A distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your adjusted tax basis in your shares of our common stock and, to the extent it exceeds your tax basis, as capital gain from the sale of stock as described below under the heading “—Sale or Other Disposition of Our Common Stock.”

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or a fixed base maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor or the relevant withholding agent. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

SALE OR OTHER DISPOSITION OF OUR COMMON STOCK

Subject to the discussion of backup withholding and the discussion in “—Legislation Relating to Foreign Accounts” below, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

➢

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or a fixed base maintained by you);

➢	you are an individual, you are present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and you meet other conditions; or

➢

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have not been and do not anticipate we will become) and you hold or have held, directly or indirectly, more than five percent of our common stock, at any time within the five-year period ending on the date of disposition of our common stock.

If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the gain from the sale, net of certain deductions, at the same rates applicable to U.S. persons and, if you are a corporation, the 30% branch profits tax also may apply to such effectively connected gain. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING REQUIREMENTS

We must report annually to the IRS the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. A similar report will be sent to you. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on distributions you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”) and neither we nor the payor or the relevant withholding agent has actual knowledge (or reason to know) that you are a U.S. holder that is not an exempt recipient.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you if withholding results in an overpayment of taxes or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

LEGISLATION RELATING TO FOREIGN ACCOUNTS

Legislation enacted in 2010 will generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners) and meets certain other requirements. This legislation will also generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid (directly or indirectly) to a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other requirements. Under certain circumstances, a Non-U.S. Holder of our common stock may be eligible for a refund or credit of such taxes. Under applicable Treasury regulations and recent guidance from the IRS, any withholding obligations under this legislation will begin on or after July 1, 2014 with respect to dividends and January 1, 2017 with respect to gross proceeds. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

U.S. FEDERAL ESTATE TAX

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult their own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated November 12, 2013, the selling stockholders have agreed to sell to UBS Securities LLC, the sole underwriter, 2,537,096 of shares of common stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased.

The underwriter is purchasing the shares from the selling stockholders at $47.95 per share (representing approximately $121.7 million of aggregate proceeds to the selling stockholders).

The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

We estimate that our expenses for this offering, excluding any underwriting discounts and commissions, will be approximately $200,000.

We have agreed that we will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter, for a period of 60 days after the date of this prospectus. However, in the event that we cease to be an EGC and either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

Our chief executive officer has agreed that he will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter for a period of 30 days after the date of this prospectus. Such agreement is subject to certain exceptions, including permitting trades under our chief executive officer’s existing stock trading plan established in compliance with Rule 10b5-1 promulgated under the Exchange Act and his entry into any such plan. However, in the event that we cease to be an EGC and either (1) during the last 17 days of the

“lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

Our common stock is listed on the New York Stock Exchange under the symbol BNNY.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter and the underwriter may distribute prospectuses electronically.

OTHER RELATIONSHIPS AND CONFLICTS OF INTEREST

In the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), our common shares will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the

Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common shares may be made to the public in that Relevant Member State at any time:

➢	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

➢

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

➢	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

UNITED KINGDOM

Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

In addition, the underwriter:

➢

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act of 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

➢	has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

SWITZERLAND

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Proskauer Rose LLP, New York, New York. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York, in connection with this offering.

Experts

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 001-35470). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (510) 558-7500 or by mail at Annie’s, Inc., 1610 Fifth Street, Berkeley, California 94710, Attention: Investor Relations. Certain information about our company may also be obtained from our website at www.annies.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus supplement summarizes what we consider to be material provisions of certain documents. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus supplement other than those contained in this prospectus supplement. If you are given any information or representations about these matters that is not discussed in this prospectus supplement, you must not rely on that information. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Annual Report on Form 10-K for the fiscal year ended March 31, 2013, including portions of our Proxy Statement for our 2013 annual meeting of stockholders to the extent specifically incorporated by reference therein;

2.	Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2013;

3.	Current Reports on Form 8-K filed with the SEC on June 4, September 13 and October 21, 2013; and

4.	Definitive Proxy Statement for the 2013 Annual Meeting of Stockholders filed with the SEC on July 25, 2013.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

You may request and obtain a copy of these filings at no cost, by writing or telephoning:

Annie’s, Inc.

1610 Fifth Street,

Berkeley, California 94710

(510) 558-7500

Attn: Investor Relations

PROSPECTUS

2,537,096 Shares

ANNIE’S, INC.

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 2,537,096 shares of common stock of Annie’s, Inc. by the selling stockholders identified in this prospectus. We are registering the offer and sale of the shares on behalf of the selling stockholders.

The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at fixed or privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.

Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BNNY.” On July 12, 2013, the last reported sale price of our common stock on the NYSE was $44.81.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, which is incorporated by reference herein, as well as in any other subsequently filed quarterly or current reports.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling stockholders may offer and sell, from time to time, an aggregate of up to 2,537,096 shares of Annie’s, Inc. common stock under the prospectus. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling Annie’s, Inc. common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement, and all documents incorporated by reference herein, together with the additional information described below under the heading “Where You Can Find More Information” before you make any investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we, nor the selling stockholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, the terms “Annie’s,” “we,” “us,” “our” and “the company” refer to Annie’s, Inc. and our consolidated subsidiaries, and all references to a “fiscal year” refer to a year beginning on April 1 of the previous year and ending on March 31 of such year (for example, “fiscal 2013” refers to the year from April 1, 2012 to March 31, 2013).

i

ANNIE’S, INC.

Annie’s, Inc. is a natural and organic food company with a widely recognized brand, offering consumers great-tasting products in large packaged food categories. We sell premium products made from high-quality ingredients at affordable prices. Our products appeal to health-conscious consumers who seek to avoid artificial flavors, synthetic colors and preservatives that are used in many conventional packaged foods. We have the #1 natural and organic market position in four product lines: macaroni and cheese, snack crackers, fruit snacks and graham crackers.

Our loyal and growing consumer following has enabled us to migrate from our natural and organic roots to a brand sold across the mainstream grocery, mass merchandiser and natural retailer channels. Today, we offer over 135 products and are present in over 26,500 retail locations in the United States and Canada. Over the past three years, we have significantly increased both the number of retail locations where our products can be found and the number of our products found in individual stores. We expect that increasing penetration of the mainstream grocery and mass merchandiser channels, combined with greater brand awareness, new product introductions, line extensions and favorable consumer trends, will continue to fuel sales growth in all channels.

Innovation, including new product development, is a key component of our growth strategy. We invest significant resources to understand our consumers and develop products that address their desire for natural and organic alternatives to conventional packaged foods. We have a demonstrated track record of extending our product offerings into large food categories, such as fruit snacks and snack mix, and introducing products in existing categories with new sizes, flavors and ingredients. In order to quickly and economically introduce our new products to market, we partner with contract manufacturers that make our products according to our formulas or other specifications.

Our brand and premium products appeal to our consumers, who tend to be better-educated and more health-conscious than the average consumer. In addition, we believe that many of our consumers spend more on food and buy higher margin items than the average consumer. We believe that our products attract new consumers to the categories in which we compete, and that our products are profitable and attractive to retailers. As a result, we believe we can continue to expand in the mainstream grocery and mass merchandiser channels, while continuing to innovate and grow our sales in the natural retailer channel.

We are mission-driven and committed to operating in a socially responsible and environmentally sustainable manner, with an open and honest corporate culture. Our corporate culture embodies these values and, as a result, we enjoy a highly motivated and skilled work force that is committed to our business and our mission. Our colorful, informative and whimsical packaging featuring our iconic mascot, Bernie, the “Rabbit of Approval,” conveys these values. We believe our consumers connect with us because they love our products and relate to our values, resulting in loyal and trusting relationships.

Annie’s, Inc. is a Delaware corporation and our principal executive offices are located at 1610 Fifth Street, Berkeley, CA 94710. Our telephone number is (510) 558-7500. Our website address is www.annies.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K we file after the date of this prospectus, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Special Note Regarding Forward-Looking Statements.” Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a loss of all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein or therein may include forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements may be identified by words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein are based on management’s expectations as of the date such statements were made and are subject to uncertainty and changes in circumstances and are subject to significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, national, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC, including risks relating to our brand; reputation; product liability claims; product recalls and related insurance proceeds (if any); economic disruptions; changes in consumer preferences; competition; new product introductions; ingredient and packaging costs and availability; reliance on a limited number of distributors, retailers, contract manufacturers and third-party suppliers and an outside warehouse facility; efficiency projects; intellectual property and related disputes; regulatory compliance; transportation; supply-chain; inventory levels; and seasonality. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

You should keep in mind that any forward-looking statement made by us herein and in the documents incorporated by reference herein speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by federal securities laws.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The net proceeds from the sale of the shares offered pursuant to this prospectus will be received by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees under the amended and restated registration rights agreement dated as of November 14, 2005 relating to our shares of common stock held by the Solera Funds (as defined below) and certain other stockholders (the “Registration Rights Agreement”).

Certain selling stockholders may be deemed an underwriter as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that the selling stockholders may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the shares of our common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares following the offering. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Stockholder	Number of Shares Owned Prior to the Offering(1)	Number of Shares That May Be Sold in the Offering	Number of Shares Owned Following the Offering(2)
Solera Funds(3)	2,537,096	2,537,096	—

(1)	Based on information provided to us by the selling stockholders.
(2)	Assuming that all shares that may be sold in the offering are sold.
(3)	Represents shares owned by Solera Partners, L.P. and SCI Partners, L.P. (the “Solera Funds”). Solera Partners, L.P. is controlled by its general partner, Solera Capital GP, L.P., which is controlled by its general partner, Solera GP, LLC. Ms. Molly Ashby is the sole managing member of Solera GP, LLC. In addition, investment and disposition decisions for Solera Partners, L.P. are generally made by a majority vote of the investment committee of Solera Capital GP, L.P., which majority vote must include Ms. Ashby. The investment committee is comprised of three members, including Ms. Ashby. SCI Partners, L.P. is controlled by its general partner, Solera GP II, LLC. Ms. Ashby is the sole managing member of Solera GP II, LLC. Ms. Ashby expressly disclaims beneficial ownership of such shares as to which she does not have a pecuniary interest. The address of each of the Solera Funds is c/o Solera Capital, LLC, 625 Madison Avenue, New York, New York 10022.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the terms of our capital stock, our amended and restated certificate of incorporation and our amended and restated bylaws, as well as certain applicable provisions of Delaware law. The following is only a summary and is qualified in its entirety by reference to all applicable laws and to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and other agreements, copies of which are available as set forth under the heading “Where You Can Find More Information.”

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Our amended and restated certificate of incorporation provides for the issuance of up to 30,000,000 shares of common stock, par value $0.001 per share. As of July 1, 2013, there were 16,889,060 shares of common stock outstanding held of record by 14 stockholders. All outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock are entitled to the following rights:

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The affirmative vote of a plurality of shares of our common stock present in person or by proxy will decide the election of any directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividend declared by our board of directors.

Rights upon Liquidation

In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights and Preferences

Holders of our common stock have no preemptive, conversion or redemption rights. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol BNNY.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

Our amended and restated certificate of incorporation provides for the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. Our board of directors is authorized to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Additionally, the issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any preferred stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover statute that provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock that is not owned by the interested stockholder. The applicability of this provision to us is expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for your shares.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These include provisions that:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include voting, approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

•	classify our board of directors into three separate classes with staggered terms;

•	provide that directors can only be removed for cause or by a vote of shares representing 66 2/3% or more of our total voting power;

•	prohibit stockholders from acting by written consent;

•	provide that our board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws;

•	provide that the shareholders can only adopt, amend or repeal our amended and restated bylaws with the affirmative vote of 66 2/3% or more of our total voting power;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	prohibit stockholders from calling special meetings; and

•	provide our board of directors with the sole power to set the size of our board of directors and fill vacancies.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of our company.

Our board of directors has recommended that our amended and restated certificate of incorporation be amended to declassify the board of directors at the next annual meeting of stockholders to be held later this year. If our stockholders approve such a proposal, all of our directors would be elected annually and serve one-year terms.

Limitation on Liability

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also expect to continue to maintain directors and officers liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to sell shares directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling stockholders and any of their permitted transferees under the Registration Rights Agreement may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Subject to the prohibitions and limitations set forth by our insider trading policy, in connection with these sales, the selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may engage in short sales of shares of our common stock in the course of hedging the positions they assume.

With respect to a particular offering of the shares of common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific shares of common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

LEGAL MATTERS

The validity of the common stock in respect of which this prospectus is being delivered will be passed on for us by Proskauer Rose LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 001-35470). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (510) 558-7500 or by mail at Annie’s, Inc., 1610 Fifth Street, Berkeley, California 94710, Attention: Investor Relations. Certain information about our company may also be obtained from our website at www.annies.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes what we consider to be material provisions of certain documents. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Annual Report on Form 10-K for the fiscal year ended March 31, 2013, including portions of our Proxy Statement for our 2013 annual meeting of stockholders to the extent specifically incorporated by reference therein;

2.	the description of our common stock set forth in our Registration Statement on Form 8-A dated March 22, 2012, and any amendment or report filed with the SEC for the purpose of updating that description; and

3.	the Current Report on Form 8-K filed with the SEC on June 4, 2013.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may request and obtain a copy of these filings at no cost, by writing or telephoning:

Annie’s, Inc.

1610 Fifth Street,

Berkeley, California 94710

(510) 558-7500

Attn: Investor Relations